Exhibit 99.1

Contacts:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports First Quarter 2016 Results

•	Revenue Increases 5 Percent to $1.68 Billion
•	Core EPS Increases 5 Percent to $3.84
•	Reiterates Full-Year Guidance

Dallas, TX, April 21, 2016 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended March 31, 2016.

SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2016	2015	% Change
Revenue	$1,676	$1,601	+5%
Net income	$159	$165	-4%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.35	$2.32	+1%
Diluted shares outstanding	60.2	63.6	-5%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$493	$474	+4%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$440	$430	+2%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.84	$3.65	+5%

(a)	Profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest'.
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
April 21, 2016

CONSOLIDATED RESULTS
Revenue increased 5 percent to $1.68 billion while adjusted EBITDA, net increased 2 percent to $440 million for the first quarter of 2016. EPS increased 1 percent to $2.35 and core EPS increased 5 percent to $3.84 for the first quarter of 2016, compared to guidance of $3.83. Unfavorable foreign exchange rates reduced revenue and core EPS by approximately 2 percent compared to the first quarter of 2015.
Ed Heffernan, president and chief executive officer of Alliance Data, commented, "Consolidated results were consistent with guidance, which called for revenue and core EPS growth of 5 percent. Remember, the first quarter of 2016 is our toughest comparable of the year as both revenue and core EPS increased 30 percent in the first quarter of 2015.
"Entering 2016, the two biggest concerns raised by stockholders focused on the likelihood of higher loss rates at Card Services and worsening economic conditions in Canada. Ironically, both were favorable during the first quarter as loss rates came in slightly better than expected (5.2 percent actual vs. 5.3 percent guidance), and Canada produced its strongest results in quite some time (4 percent revenue growth, 11 percent adjusted EBITDA growth - both in constant currency - on 5 percent issuance growth). Conversely, these positives were offset by softer than expected results in the agency business at Epsilon and gross yield compression in Card Services as early stage delinquencies improved."
Heffernan continued, "Overall, we remain on-track to deliver on our full-year objectives of $7.1 billion in revenues, up 10 percent, and $16.75 in core EPS, up 11 percent. We expect revenue and earnings to accelerate as the year unfolds for several reasons. First, gross yield compression at Card Services should lessen each quarter as we anniversary several 'cardholder friendly' program changes made last year. Second, loss rates are expected to drift downwards from first-quarter highs. Third, BrandLoyalty has passed its most difficult comparable (100 percent constant currency revenue growth in first quarter of 2015). Fourth, Epsilon's Agency weakness should lessen, coupled with a record backlog for second-half delivery. And, finally, foreign exchange rates will anniversary in the second quarter assuming no additional large movements."

Alliance Data Systems Corporation
April 21, 2016

SEGMENT REVIEW
LoyaltyOne®: Revenue decreased 9 percent to $355 million, while adjusted EBITDA increased 2 percent to $79 million for the first quarter of 2016. On a constant currency basis, revenue decreased 2 percent, while adjusted EBITDA increased 10 percent, compared to the first quarter of 2015.
AIR MILES® revenue and adjusted EBITDA increased 4 percent and 11 percent, respectively, on a constant currency basis, driven by a favorable issuance mix increasing the revenue per mile redeemed and strong cost controls. AIR MILES reward miles issued increased 5 percent compared to the first quarter of 2015, largely due to strength in the financial sponsor vertical. AIR MILES reward miles redeemed increased 6 percent compared to the first quarter of 2015, as AM Cash, the instant reward program option, continues to grow.
BrandLoyalty revenue decreased 9 percent, while adjusted EBITDA increased 9 percent, on a constant currency basis. Revenue for the first quarter of 2016 was negatively impacted by different timing of customer programs between years, which should produce very strong second quarter results, while adjusted EBITDA margins expanded 300 basis points due to lower product procurement costs. Importantly, North American expansion efforts continue to develop. After successfully entering Canada in 2015, one pilot program is underway in the U.S. with positive early results, and a second is scheduled for later in the year.
Epsilon: Revenue decreased 2 percent to $493 million, and adjusted EBITDA decreased 22 percent to $81 million for the first quarter of 2016. Digital & technology platforms revenue increased a robust 8 percent to $362 million, driven by strength in CRM and the on-boarding of a strong backlog. The backlog for CRM continues to grow as 15 new clients have already been signed in 2016 with an annual contract value of approximately $40 million. Conversely, agency media & services revenue dropped 23 percent from the prior year to $131 million due to broad-based weakness, especially in the telco, CPG and retail verticals. Adjusted EBITDA decreased $23 million from the first quarter of 2015, primarily due to higher payroll costs as staffing levels increased in anticipation of revenue that did not materialize.
Card Services: Revenue increased 17 percent to $836 million and adjusted EBITDA, net increased 9 percent to $308 million for the first quarter of 2016.
Gross yields were 24.7 percent for the first quarter of 2016, down approximately 200 basis points from the prior comparable period. The decrease is due to the mix of co-brand to private label receivables, acquired portfolios (Zales, Boscov's) that initially have low yields due to fair value accounting, and fewer late fees due to improvement in early-stage delinquency trends.
Operating expenses increased 18 percent to $308 million, or 9.1 percent of average receivables compared to 9.8 percent in the first quarter of 2015, indicating strong operating leverage. The loan loss provision increased 27 percent to $172 million, driven by strong growth in average card receivables and higher principal loss rates. Portfolio funding costs were $48 million for the first quarter of 2016, or 1.4 percent of average credit card receivables, up 10 basis points from the first quarter of 2015.
Credit sales increased 25 percent to $6.2 billion for the first quarter of 2016, supported by a 10 percent increase in core cardholder spending as tender share gains of approximately 200 basis points continued. Average credit card receivables increased 27 percent to $13.5 billion compared to the first quarter of 2015, while net principal loss rates for the first quarter of 2016 were 5.2 percent, up 70 basis points from last year. The increase is primarily due to account seasoning and lower recoveries.
During the first quarter of 2016, Card Services decided not to renew two client programs set for expiration at the end of the year. The related card receivables, less the allowance for loan loss, net to approximately $415 million and have been reclassified to assets held for sale on the accompanying balance sheet.

Alliance Data Systems Corporation
April 21, 2016

Guidance
Guidance for 2016 is $7.1 billion in revenue, a 10 percent increase, and $16.75 in core EPS, an 11 percent increase, both as compared to 2015.
Second quarter guidance is $1.62 billion in revenue, an 8 percent increase, and $3.58 in core EPS, an 8 percent increase, both as compared to the second quarter of 2015. Growth rates are expected to accelerate in the back-half of 2016.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.
Conference Call
Alliance Data will host a conference call on Thursday, April 21, 2016 at 8:30 a.m. (Eastern Time) to discuss the Company's first-quarter 2016 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "80534680". The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, April 21, 2016.

Alliance Data Systems Corporation
April 21, 2016
About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates and the guidance we give with respect to our anticipated financial performance.
We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.
Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
April 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenue	$1,676.1	$1,601.2
Operating expenses:
Cost of operations	1,031.5	1,020.2
Provision for loan loss	171.9	134.9
Depreciation and amortization	128.4	121.6
Total operating expenses	1,331.8	1,276.7
Operating income	344.3	324.5
Interest expense, net:
Securitization funding costs	30.4	23.8
Interest expense on deposits	17.2	11.7
Interest expense on long-term and other debt, net	51.2	42.5
Total interest expense, net	98.8	78.0
Income before income tax	$245.5	$246.5
Income tax expense	86.6	81.7
Net income	$158.9	$164.8
Less: Net income attributable to non-controlling interest	1.8	2.2
Net income attributable to common stockholders	$157.1	$162.6

Per share data:

Numerator
Net income attributable to common stockholders	$157.1	$162.6
Less: Accretion of redeemable non-controlling interest	15.9	15.2
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$141.2	$147.4

Denominator
Weighted average shares outstanding – basic	59.8	63.1
Weighted average shares outstanding - diluted	60.2	63.6

Basic – Net income attributable to common stockholders	$2.36	$2.34
Diluted – Net income attributable to common stockholders	$2.35	$2.32

Alliance Data Systems Corporation
April 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2016	December 31, 2015 (1)
Assets
Cash and cash equivalents	$970.0	$1,168.0
Credit card and loan receivables:
Credit card and loan receivables	13,490.1	13,799.5
Allowance for loan loss	(727.2)	(741.6)
Credit card and loan receivables, net	12,762.9	13,057.9
Credit card and loan receivables held for sale	507.4	95.5
Redemption settlement assets, restricted	495.2	456.6
Intangible assets, net	1,187.4	1,203.7
Goodwill	3,847.6	3,814.1
Other assets	2,628.6	2,554.1
Total assets	$22,399.1	$22,349.9

Liabilities and Equity
Deferred revenue	$864.9	$844.9
Deposits	6,082.6	5,605.9
Non-recourse borrowings of consolidated securitization entities	6,324.1	6,482.7
Long-term and other debt	5,524.2	5,017.4
Other liabilities	1,669.7	2,221.6
Total liabilities	20,465.5	20,172.5
Redeemable non-controlling interest	192.4	167.4
Stockholders' equity	1,741.2	2,010.0
Total liabilities and equity	$22,399.1	$22,349.9

(1)	Adjusted to reflect the adoption of Accounting Standards Update ("ASU") 2015-03, "Simplifying the Presentation of Debt Issuance Costs".

Alliance Data Systems Corporation
April 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Cash Flows from Operating Activities:
Net income	$158.9	$164.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128.4	121.6
Deferred income taxes	(2.7)	(1.6)
Provision for loan loss	171.9	134.9
Non-cash stock compensation	19.9	27.5
Change in operating assets and liabilities	(268.5)	(226.2)
Originations of loan receivables held for sale	(1,623.0)	(1,373.2)
Sales of loan receivables held for sale	1,621.4	1,343.8
Other	51.1	(16.9)
Net cash provided by operating activities	257.4	174.7

Cash Flows from Investing Activities:
Change in redemption settlement assets	(8.0)	(12.6)
Change in restricted cash	(312.2)	(0.7)
Change in credit card and loan receivables	383.9	401.8
Purchase of credit card receivables	(755.3)	—
Capital expenditures	(54.9)	(42.4)
Other	(1.2)	(8.8)
Net cash (used in) provided by investing activities	(747.7)	337.3

Cash Flows from Financing Activities:
Borrowings under debt agreements	1,712.9	1,001.7
Repayments of borrowings	(1,227.2)	(334.4)
Issuances of deposits	1,136.9	406.7
Repayments of deposits	(659.5)	(669.8)
Non-recourse borrowings of consolidated securitization entities	880.0	305.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(1,040.0)	(700.0)
Payment of acquisition-related contingent consideration	—	(205.9)
Acquisition of non-controlling interest	(102.0)	(87.4)
Purchase of treasury shares	(408.8)	(542.6)
Other	(5.9)	15.0
Net cash provided by (used in) financing activities	286.4	(811.7)

Effect of exchange rate changes on cash and cash equivalents	5.9	(17.1)
Change in cash and cash equivalents	(198.0)	(316.8)
Cash and cash equivalents at beginning of period	1,168.0	1,077.2
Cash and cash equivalents at end of period	$970.0	$760.4

Alliance Data Systems Corporation
April 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2016	2015	Change
Segment Revenue:
LoyaltyOne	$354.6	$388.0	(9)%
Epsilon	493.3	504.9	(2)
Card Services	835.5	714.7	17
Corporate/Other	0.1	0.1	nm*
Intersegment Eliminations	(7.4)	(6.5)	nm*
Total	$1,676.1	$1,601.2	5%
Segment Adjusted EBITDA, net:
LoyaltyOne	$73.7	$69.6	6%
Epsilon	80.7	103.6	(22)
Card Services	307.5	281.8	9
Corporate/Other	(22.4)	(24.7)	(9)
Total	$439.5	$430.3	2%

Key Performance Indicators:
Credit card statements generated	65.5	58.7	12%
Credit sales	$6,178.2	$4,959.8	25%
Average receivables	$13,536.7	$10,677.3	27%
AIR MILES reward miles issued	1,286.3	1,228.9	5%
AIR MILES reward miles redeemed	1,283.9	1,212.6	6%

* nm-not meaningful

Alliance Data Systems Corporation
April 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$158.9	$164.8
Income tax expense	86.6	81.7
Total interest expense, net	98.8	78.0
Depreciation and other amortization	39.8	33.6
Amortization of purchased intangibles	88.6	88.0
Stock compensation expense	19.9	27.5
Adjusted EBITDA	$492.6	$473.6
Less: Funding costs (1)	47.6	35.5
Less: Adjusted EBITDA attributable to non-controlling interest	5.5	7.8
Adjusted EBITDA, net of funding costs and non-controlling interest	$439.5	$430.3

Core Earnings:
Net income	$158.9	$164.8
Add back: non-cash/ non-operating items:
Stock compensation expense	19.9	27.5
Amortization of purchased intangibles	88.6	88.0
Non-cash interest expense (2)	6.4	5.9
Income tax effect (3)	(38.9)	(48.2)
Core earnings	$234.9	$238.0
Less: Core earnings attributable to non-controlling interest	4.0	5.6
Core earnings attributable to common stockholders	$230.9	$232.4

Weighted average shares outstanding - diluted	60.2	63.6
Core earnings attributable to common stockholders per share - diluted	$3.84	$3.65

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of debt issuance costs and mark-to-market gains on interest rate derivatives.
(3)	Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate for each respective period.

Alliance Data Systems Corporation
April 21, 2016

	Three Months Ended March 31, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$55.7	$(12.5)	$331.3	$(30.2)	$344.3
Depreciation and amortization	20.9	84.7	20.1	2.7	128.4
Stock compensation expense	2.6	8.5	3.7	5.1	19.9
Adjusted EBITDA	79.2	80.7	355.1	(22.4)	492.6
Less: Funding costs	—	—	47.6	—	47.6
Less: Adjusted EBITDA attributable to non‑controlling interest	5.5	—	—	—	5.5
Adjusted EBITDA, net	$73.7	$80.7	$307.5	$(22.4)	$439.5

	Three Months Ended March 31, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$54.5	$7.0	$295.3	$(32.3)	$324.5
Depreciation and amortization	19.9	81.2	18.3	2.2	121.6
Stock compensation expense	3.0	15.4	3.7	5.4	27.5
Adjusted EBITDA	77.4	103.6	317.3	(24.7)	473.6
Less: Funding costs	—	—	35.5	—	35.5
Less: Adjusted EBITDA attributable to non‑controlling interest	7.8	—	—	—	7.8
Adjusted EBITDA, net	$69.6	$103.6	$281.8	$(24.7)	$430.3